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                                                                       Exhibit 5
                                                                       ---------



                                        March 15, 1999


Laclede Gas Company
720 Olive Street
St. Louis, MO 63101

Ladies and Gentlemen:

        I am familiar with, and am rendering this opinion to you with respect to, the Registration Statement on Form S-3 (the "Registration Statement"), which Laclede Gas Company, a Missouri corporation (hereinafter called the "Company"), proposes to file with the Securities and Exchange Commission (the "Commission") on or shortly after the date hereof under the Securities Act of 1933, as amended (the "Act"), regarding the registration of one million two hundred and fifty thousand shares of the Company's Common Stock ($1.00 per share par value) to be issued and sold (hereinafter called the "Common Stock") with one Common Stock Purchase Right attached to each share of Common Stock (which Rights, prior to the occurrence of certain events, will not be evidenced separately from the Common Stock), which issuance and sale were the subject of certain Resolutions of the Company's Board of Directors dated November 19, 1998 (the "Resolutions"), and the Missouri Public Service Commission's Order Approving Financing dated January 12, 1999 and Supplemental Order Approving Financing dated January 27, 1999, both of which orders authorize the issuance and sale of the Common Stock (with attached Rights), which authorization remains in effect through January 1, 2001.

        In connection with this opinion, I, or attorneys under my supervision, have examined such documents, legal opinions and precedents, corporate and other records of the Company and certificates of public officials and officers of the Company as I have deemed necessary or appropriate to provide a basis for the opinions set forth below. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted as original documents and the conformity to original documents of all documents submitted as certified or photostatic copies.

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Page 2
Laclede Gas Company
March 15, 1999

        On the basis of the foregoing, I am of the opinion that:

                1. The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Missouri.

                2. Upon (a) the effectiveness of the Registration Statement and (b) the Company's Board of Directors having taken further action approving the issuance and sale of the Common Stock (with attached Rights), as provided for by the Resolutions, the issuance and sale of the Common Stock (and attached Rights) will have been duly authorized by all necessary corporate action on the part of the Company, and, upon such issuance, and following receipt by the Company of the consideration for such Common Stock (and attached Rights), the Common Stock (and attached Rights) will be validly issued, fully paid and non-assessable.

        I am a member of the Missouri Bar and, in rendering this opinion, I am not holding myself out as an expert on the laws of any other state.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I also consent to such references to me as may be made in the Registration Statement, as it may be amended, and in the prospectus relating to the Common Stock (and attached Rights). In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required pursuant to Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        /s/ Gerald T. McNeive, Jr.

                                        Gerald T. McNeive, Jr.
GTM: af